Exhibit 99.2

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

Today, July 30, 2015, Outerwall Inc. issued a press release announcing financial results for the 2015 second quarter. The following prepared remarks provide additional information related to the company’s operating and financial performance and 2015 full year guidance.

The company will host a conference call today at 2:30 p.m. PDT to discuss 2015 second quarter results and 2015 full year guidance.

The earnings press release, prepared remarks and conference call webcast are available on the Investor Relations section of Outerwall’s website at ir.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in these prepared remarks include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and SAMPLEit,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, v) tax benefits related to a net operating loss adjustment, and vi) tax benefit related to worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

Overview

Today we announced that following an extensive search the board has named Erik Prusch as our new chief executive officer. Erik joins our company with invaluable experience in the consumer, retail and technology industries and we look forward to working with him as we move forward.

Our second quarter performance reflects continued success in our efforts to drive enhanced profitability and free cash flow. While our Q2 GAAP results include a non-cash, non-tax deductible goodwill impairment charge of $85.9 million related to our ecoATM segment, our core results continued to be strong, with sizable growth in core adjusted EBITDA and core diluted EPS from continuing operations. At the same time, we continue to return capital to shareholders through a quarterly dividend and share repurchases.

Q2 Consolidated Results

The year-over-year comparisons we make in these prepared remarks will be Q2 2015 compared with Q2 2014 unless otherwise noted.

	Three Months Ended June 30,		Change
(In millions, except per share data)	2015	2014	%
GAAP Results
Consolidated revenue	$545.4	$546.5	(0.2)%
Income (loss) from continuing operations	$(47.4)	$23.8	(298.7)%
Net income (loss)	$(45.6)	$21.8	(309.7)%
Diluted earnings (loss) from continuing operations per common share*	$(2.66)	$1.15	(331.3)%
Net cash provided by operating activities	$75.1	$62.8	19.6%

Core Results**
Core adjusted EBITDA from continuing operations	$121.8	$111.7	9.1%
Core diluted EPS from continuing operations*	$2.19	$1.52	44.1%
Free cash flow	$55.6	$36.8	51.4%

*	Beginning in Q1 2015, we applied the two-class method of calculating earnings per share for our GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the past year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method
**	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results

Our Q2 highlights include:

•	We delivered 9.1% growth in core adjusted EBITDA from continuing operations to $121.8 million on essentially flat revenue reflecting solid execution and continued expense management

•	Core diluted EPS from continuing operations grew 44.1% to $2.19 driven by higher profitability, a lower tax rate and lower share count

•	Twentieth Century Fox Home Entertainment (Fox) signed a new two-year, 28-day delay agreement with Redbox and Sony Pictures Home Entertainment (Sony) recently extended our existing day and date agreement through September 2016

•	Free cash flow (FCF) grew 51.4% to $55.6 million bringing the year to date total to $141.0 million

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

•	We repurchased 284,537 shares of common stock for $22.0 million and paid another quarterly dividend of $0.30 per share

Capital Allocation

Q2 actions reflect our focus on disciplined investment in our business and our continued commitment to return 75% to 100% of annual free cash flow to shareholders.

During Q2, we repurchased 284,537 shares of our common stock at an average price of $77.40 per share for $22.0 million through open market purchases and a 10b5-1 plan. As of June 30, 2015, there was approximately $353.4 million in authority remaining under our current stock repurchase program.

Capital Expenditures

In Q2 our total investment in CAPEX on an accrual basis was $21.9 million, primarily reflecting investment in ecoATM kiosks to scale the business, maintenance to support the Redbox and Coinstar kiosk networks, and corporate investments in technology, equipment and facilities. The following is a breakdown of CAPEX by category for Q2:

Q2 2015 CAPEX (Accrual Basis)
(In millions)	New	Maintenance	Other	TOTAL
Redbox	$0.1	$2.1	$0.7	$2.9
Coinstar	0.7	2.5	—	3.2
ecoATM	11.0	—	—	11.0
Corporate	—	—	4.8	4.8

TOTAL	$11.8	$4.6	$5.5	$21.9

Additional Q2 Consolidated Metrics

Metric	Amount		Comment
Total net interest expense	$12.2	MM
Core effective tax rate	32.0%
Cash and cash equivalents	$237.7	MM	Includes $81.2MM payable to retailer partners; additionally, $62.6MM of total cash was held in financial institutions domestically
Total principal value of outstanding debt, including capital leases	$892.4	MM
Net leverage ratio*	1.56	x

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results

Non-Core Results

In Q2 2015, total pretax non-core expenses were $87.0 million primarily driven by the $85.9 million non-cash goodwill impairment charge taken for ecoATM and $1.0 million in expense in rights to receive cash issued in connection with the acquisition of ecoATM.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

During the second quarter of 2015, it became evident that revenue and profitability trends at ecoATM were not being achieved as expected; for example, collection rates, revenue and profitability on a per kiosk basis declined compared with prior periods and expected seasonal trends. As a result, we lowered our internal expectations for future revenue growth and profitability. This was primarily driven by certain challenges in an increasingly competitive industry that impact per kiosk device collections, revenue and profitability expectations and the timing and installation of kiosks. Further, while these competitive challenges grew more acute during the second quarter, we also experienced the loss of a key executive at ecoATM.

Q2 Segment Operating Results – Redbox

Key Metrics

Category	Q2 2015		Q2 2014
Revenue	$439.0	MM	$442.8	MM
Rentals	146.0	MM	168.1	MM
Net revenue per rental	$3.00		$2.63
Same store sales growth (decline)	(0.6)%		(7.8)%
Gross margin	57.5%		56.7%
Segment operating income	$98.9	MM	$86.2	MM
Segment operating margin	22.5%		19.5%
Unique credit cards renting in quarter	35.1	MM	38.5	MM
Total kiosks (at quarter end)	41,340		42,550
Total locations (at quarter end)	33,840		34,950
Blu-ray
Blu-ray as percentage of rentals	14.1%		14.0%
Blu-ray as percentage of Redbox revenue	18.1%		16.7%

In Q2, Redbox revenue was essentially flat year-over-year at $439.0 million, reflecting the price increase taken in December 2014 that helped sustain revenue despite a decline in rentals, which was driven by several factors, including:

•	consumer transition to new generation platforms and content in our video games rental business;

•	lower demand from price-sensitive customers following the price increases, particularly in a time of weak seasonality;

•	record-breaking performance from mega box office releases during the quarter, such as Jurassic World and Avengers: Age of Ultron;

•	the ongoing secular decline in the physical market; and

•	the removal of underperforming kiosks.

Movie rentals were also impacted by the relative strength of content and the timing of the release slate. While box office for Redbox releases was up 53.9% year-over-year, the majority of the increase was driven by American Sniper (with a $350.1 million box office) and 3 titles released on the last day of the quarter. Due to more titles being released in mid-to-late June, the full rental and revenue benefit is not included in the quarter and will flow into Q3. Additionally, the release of Jurassic World in June created competition for viewing time during a period when a significant portion of our box office was released. Further, the box office dollars driven by delay titles were 80.5% higher than Q2 2014 and typically delay titles do not generate the rentals

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Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

and revenue of day-and-date titles. Q2 2014 had a much higher box office mix of comedies than Q2 2015, which tend to perform well for Redbox. The mixed improvement in box office dollars along with the factors mentioned resulted in a 13.1% decrease in rentals to 146.0 million compared with 168.1 million in Q2 2014.

Customer engagement remains strong as we continue to build personalized relationships with our consumers via web, email and mobile marketing tools. By the end of Q2, enrollment in Redbox Play Pass, our loyalty program, increased 23.7% sequentially from Q1 to 2.3 million members. During Q2, members who participated in Redbox Play Pass rented nearly twice as frequently as non-members. In addition, we continue to expand the Redbox digital network of consumer touch points with substantial year-over-year growth across all categories, including 40.0 million email subscribers, 14.2% growth; 6.8 million text club members, 36.1% growth; and 30.0 million apps downloaded, 14.9% growth. Redbox is committed to growing customer engagement through investments in technology and capabilities to provide an easy and rewarding experience.

We expect the impact of the price increase to vary as demand changes during periods of strong and weak release schedules, promotional activity, seasonality, and competing options such as theatrical releases. Our more price sensitive customers may change their rental habits over time in response to the new prices, which would impact total rentals or nights out.

Q2 average check increased 14.1% year-over-year to $3.00, driven primarily by the price increase for movies and video games. The higher price points offset the expected increase in single-night rentals, which represented 58.9% of total rentals, an increase of 250 basis points year-over-year. We continued to invest in customer-specific promotional offerings to lessen the impact of the demand decline from the price increase and increased competition. Our promotional spending has shifted toward more market-wide activities such as CPG (consumer packaged goods) and Retail programs that reinforce brand awareness and value proposition and attract new users.

Blu-ray represented 18.1% of revenue and 14.1% of rentals in Q2 2015 compared with 16.7% of revenue and 14.0% of rentals in Q2 2014. The higher price point for Blu-ray helped increase the mix of revenue generated by Blu-ray rentals in the quarter. With a similar number of Blu-ray titles as Q2 2014, Blu-ray revenue was 7.8% higher and drove higher profit per rental while delivering a higher quality movie experience at a great value to our customers.

Unique credit cards renting in Q2 2015 were 35.1 million, a decrease of 8.8% year-over-year. The Target credit card security breach that occurred in late 2013 resulted in a significant number of new credit cards issued to consumers that we believe increased the number of our new unique credit cards last year. Sequentially, unique credit cards renting decreased 5.7% from Q1 2015 in line with the lower rental demand driven by weaker sequential content, the price increase and increased competition. High frequency renters (HFR), customers that rent four or more titles per quarter, represented 48.0% of revenue in Q2 2015, a decline from 51.9% last year and 54.3% sequentially.

While year-over-year revenue was flat and rentals declined in Q2 2015, Redbox segment operating income increased $12.7 million or 14.7% to $98.9 million. Segment operating margin increased 300 basis points to 22.5% reflecting a decrease in direct operating expenses, driven by gross margin improvement, which

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Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

increased 80 basis points year-over-year to 57.5%. The improvement in gross margin reflects higher revenue per DVD, primarily driven by the price increase. In addition to gross margin benefits, we saw improvements in both direct operating and marketing expense as we continued to drive operating efficiencies in the business to align our cost structure with an anticipated gradual decline in physical rental demand.

Video Games Rentals and Revenue

Video Games Performance	Q2 2015	Q2 2014
Percentage of rentals	0.9%	1.8%
Percentage of Redbox revenue	2.4%	3.9%

Video games rentals and revenue declined year-over-year compared with Q2 2014 as the revenue benefit from the price increase was offset by consumer transition to new generation platforms and the decline in the Wii platform. The number of unique titles released at Redbox in Q2 2015 was down 27.3% compared with last year. In Q2, Redbox announced our commitment to be America’s destination for new generation game rentals and our plans to expand new generation content across the network by the end of the year. Redbox can play a critical role in increasing mainstream consumer adoption of the new formats, providing value to both our industry partners and customers. Offering game rentals for $3 a night versus a $60 purchase price gives Redbox users the same low cost access to new releases that we offer in movies.

As new video game titles become available, we plan to continue to grow the mix of new generation titles as we move through 2015. New generation titles made up 27.0% of our games rentals, up from 12.6% in Q1 2015, with interest in new generation rentals growing throughout the quarter.

Studio Agreements

We are pleased to have signed an agreement with Fox maintaining a 28-day window on Blu-ray Disc® and DVD titles through June 30, 2017. Earlier this month Sony extended our existing day and date agreement through September 30, 2016. We look forward to working with Fox and Sony to utilize our digital marketing network and national kiosk footprint to help them monetize their feature film properties in the high value transactional window.

Q2 Segment Operating Results – Coinstar

Key Metrics

Category	Q2 2015		Q2 2014
Revenue	$80.3	MM	$79.9	MM
Average transaction	$43.03		$41.32
Transactions	18.2	MM	18.9	MM
Same store sales (SSS) growth	1.9%		6.7%
Segment operating income	$31.9	MM	$30.8	MM
Segment operating margin	39.8%		38.6%
Kiosks (at quarter end)	21,140		21,200
Locations (at quarter end)	19,950		20,300

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

Coinstar segment revenue increased $0.4 million, or 0.5%, compared with Q2 2014 primarily due to growth in the number of Coinstar Exchange kiosks and transactions partially offset by lower Coinstar U.S. volume. The U.K. business continued to benefit from the increased coin voucher product transaction fee implemented in the U.K. in August 2014, but was offset in Q2 by the unfavorable exchange rate impact from the strengthening of the U.S. dollar versus the British pound as compared with the prior year. These factors contributed to same store sales growth of 1.9%.

Average transaction size continued to increase while the number of transactions declined, primarily reflecting the larger pours and less frequent visits that we have seen over the past several quarters.

Coinstar segment operating income increased $1.1 million, or 3.6%, year-over-year and segment operating margin increased 120 basis points to 39.8%, the second highest margin in the company’s history, as the business continues to identify opportunities to reduce costs and actively manage expenses.

Q2 Segment Operating Results – ecoATM

Key Metrics

Category	Q2 2015		Q2 2014
Revenue	$26.1	MM	$23.8	MM
Segment operating loss	$(92.8	) MM	$(4.5	) MM
ASP of value devices sold	$61.72		$91.55
Number of value devices sold	409,331		249,969
Number of overall devices sold	704,450		325,321
Kiosks (at quarter end)	2,260		980
Locations (at quarter end)	2,020		750

As discussed in the non-core expense section above, during the second quarter of 2015, we recognized a non-cash goodwill impairment charge of $85.9 million related to ecoATM that is included in the Q2 segment operating loss. Excluding the charge, the segment operating loss increased $2.5 million, primarily due to an increase in direct operating expenses associated with the increase in the installed kiosk base.

During Q2 we installed 120 net new ecoATM kiosks, primarily in the Mass channel where kiosks have performed well and similar to those in the Mall channel. As these kiosks ramp, we expect collections per kiosk to increase. Net new kiosks also included the removal of approximately 70 underperforming kiosks in the Grocery channel, a new channel in 2014 that has not yet met our expectations for traffic and collections.

While Q2 segment revenue increased approximately 9.5% compared with Q2 2014, collections of value devices on a per kiosk basis were down compared with the prior year as a result of lower transactions at our kiosks, primarily due to sustained marketing of alternative recycling options from carriers. Carrier marketing also impacted the number of higher value devices that we collected impacting the mix of overall value devices and was the primary reason for the decline in our average selling price (ASP) of value devices compared with Q2 2014.

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Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

While the reduced collections per kiosk we experienced during Q1 improved slightly, it was below our expectations based on historical patterns and we are still climbing back from 2014 levels. We expect to increase our per kiosk collections through targeted digital marketing to drive awareness, improving the customer experience with a new kiosk user interface and running co-marketed initiatives with certain retailers.

We expect our value device mix to improve further as we move into Q3. Historically we have seen increases in collections of certain higher value devices as we approach the release of the latest iPhone product, which various sources expect in the fall. At the same time, we expect our value ASP to decline during the second half of 2015 as devices continue to age and the expected next generation iPhone is launched. We continually evaluate our customer offering to drive increased collections of higher value devices.

Direct operating costs during Q2 increased as a percentage of revenue due to the lower collections of value devices that impacted revenue and our ability to leverage certain fixed kiosk servicing costs. In total, marketing, research and development, and G&A decreased as a percentage of revenue in Q2, primarily due to a reduction in headcount and temporary staffing as well as lower data facilities costs, offset in part by higher marketing costs to raise awareness. As we continue to optimize our network, we expect to increase our collections of value devices per kiosk, which will enable us to better leverage our fixed kiosk servicing costs.

We are focused on profitably growing the ecoATM business and continually evaluate kiosk performance in order to optimize our network. During the second half of 2015, we will continue redeploying underperforming kiosks into retailer locations that meet our thresholds, primarily in the Mall and Mass channels.

We continued the marketing programs—targeted in-store and point of sale advertising as well as digital ad placement—that we launched earlier in the year to help build brand awareness and increase kiosk utilization. We evaluate the programs on an ongoing basis and will shift resources to the tactics that drive the most awareness and actual trial at the kiosk. We are working with our retail partners to leverage their resources to further drive awareness and usage. We will also be launching a new GUI (graphical user interface) in the second half of 2015 that we expect will improve the user experience and increase collections.

Guidance

We are updating our 2015 annual guidance to reflect changes in our expectations based on Q2 results and our outlook for the remainder of the year. (Exhibit 1) The changes for the full year include adjusting for our latest outlook for the ecoATM business and lowering the top end of the Redbox revenue guidance range. In addition, we are raising our expectations for both core adjusted EBITDA from continuing operations and core diluted EPS from continuing operations. Guidance has also been updated to reflect shares repurchased in Q2.

For the full-year 2015, we expect:

•	consolidated revenue in the range of $2.263 billion to $2.353 billion;

•	core adjusted EBITDA from continuing operations between $481 million and $515 million; and

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Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

•	core diluted EPS from continuing operations between $8.12 and $9.12, which does not reflect any additional share repurchases we may complete during the year.

We expect Redbox revenue in the range of $1.850 billion to $1.925 billion. In 2015, we continue to expect the price increase and benefits resulting from investments in customer experience and marketing programs to help offset the secular decline in the physical rental market and the underlying risk in the content slate. Our guidance also incorporates anticipated lower rental demand and shorter average rental duration as a result of the price increase that partially offsets the increase in the per night rental price.

Based on our current view of the upcoming box office releases at Redbox, we expect content strength to worsen in Q3 2015, sequentially and versus prior year. The Q3 box office is expected to be 46.2% below Q3 2014 with 8 fewer theatrical titles releasing during the quarter. (Exhibit 2) Sequentially, Q3 box office is down approximately 36.5%. July is expected to have 1 less title than 2014 but 55.5% lower box office due to the Lego Movie releasing at Redbox mid-month last year. August is expected to have 4 fewer titles and 42.9% lower box office, and September 3 fewer titles and 37.1% lower box office. August and September are expected to be a very light release period for Redbox with only 7 titles in each month. While Q3 seasonality tends to be slightly higher than Q2, we expect this trend to be offset in 2015 by softness in movie and games content that we expect will rebound in Q4. Theatrical releases, as well as the release schedule for Redbox titles, will evolve throughout the remainder of the year and the performance of titles in theaters remains difficult to predict.

Since we provided 2015 guidance in May, estimated 2015 box office has increased slightly due to Jurassic World and certain titles have shifted from Q3 to Q4. By quarter, Q3 declined 27.0% and Q4 increased 20.5%. We continue to expect Q4 will be the strongest box office quarter for the year followed by Q1, Q2, and Q3.

We expect ecoATM revenue in the range of $100 million to $110 million reflecting Q2 results, revised expectations for the rest of the year related to installations and ramping, and a reduced number of expected installs for the year. While it is still our intent to invest and grow the business and we continue to believe ecoATM provides a unique customer value proposition, we believe it will take longer to profitably scale the business than our original assumptions.

We expect FCF between $231 million and $271 million as a result of an increase in expected core adjusted EBITDA from continuing operations and a reduction in capital expenditures.

Summary

In Q2 we continued to execute on our key strategies and delivered results that reflect our focus on operational excellence and expense management. Our Redbox and Coinstar businesses generated strong margins and we produced significant growth in free cash flow, core adjusted EBITDA from continuing operations and core diluted EPS. While we recognized a non-cash goodwill impairment related to ecoATM, we continue to expect strong revenue and profitability growth in that business, although over a longer timeframe. We look forward to welcoming Erik to the CEO role beginning tomorrow and continuing to create value for our shareholders through solid execution across the business.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, v) tax benefits related to a net operating loss adjustment, and vi) tax benefit related to worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

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Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2015	2014	2015	2014
Net income (loss) from continuing operations	$(47,351)	$23,833	$(5,196)	$51,439
Depreciation, amortization and other	48,483	51,652	94,478	103,436
Interest expense, net	12,183	12,932	24,254	22,580
Income taxes	18,185	6,305	44,027	21,739
Share-based payments expense(1)	3,320	3,079	7,261	6,844

Adjusted EBITDA from continuing operations	34,820	97,801	164,824	206,038
Non-Core Adjustments:
Goodwill impairment	85,890	—	85,890	—
Restructuring costs	—	—	15,851	469
Rights to receive cash issued in connection with the acquisition of ecoATM	1,005	3,338	2,925	6,759
Loss from equity method investments, net	133	10,541	265	19,909

Core adjusted EBITDA from continuing operations	$121,848	$111,680	$269,755	$233,175

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$(2.66)	$1.15	$(0.30)	$2.24
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.03	0.03	0.01	0.05

Diluted EPS from continuing operations (treasury stock method)	(2.63)	1.18	(0.29)	2.29
Non-Core Adjustments, net of tax:(1)
Goodwill impairment	4.77	—	4.71	—
Restructuring costs	—	—	0.53	0.01
Rights to receive cash issued in connection with the acquisition of ecoATM	0.04	0.13	0.11	0.23
Loss from equity method investments, net	0.01	0.32	0.01	0.53
Tax benefit from net operating loss adjustment	—	—	—	(0.04)
Tax benefit of worthless stock deduction	—	(0.11)	—	(0.10)

Core diluted EPS from continuing operations	$2.19	$1.52	$5.07	$2.92

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

A reconciliation of amounts used in calculating core diluted EPS from continuing operations in the table above is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2015	2014	2015	2014
Income (loss) from continuing operations attributable to common shares	$(47,472)	$23,036	$(5,465)	$49,918
Add: income from continuing operations allocated to participating securities	121	797	269	1,521

Income (loss) from continuing operations	$(47,351)	$23,833	$(5,196)	$51,439

Weighted average diluted common shares	17,848	20,048	18,057	22,298
Add: diluted common equivalent shares of participating securities	127	133	181	190
Add: dilutive securities under treasury stock method	14	—	16	—

Weighted average diluted shares (treasury stock method)	17,989	20,181	18,254	22,488

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2015	2014	2015	2014
Net cash provided by operating activities	$75,143	$62,833	$181,215	$157,420
Purchase of property and equipment	(19,508)	(26,076)	(40,217)	(53,016)

Free cash flow	$55,635	$36,757	$140,998	$104,404

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2015 Second Quarter Earnings

Prepared Remarks

July 30, 2015

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	June 30, 2015	December 31, 2014
Senior unsecured notes	$650,000	$650,000
Term loans	142,500	146,250
Revolving line of credit	90,000	160,000
Capital leases	9,876	15,391

Total principal value of outstanding debt including capital leases	892,376	971,641
Less domestic cash and cash equivalents held in financial institutions	(62,609)	(66,546)

Net debt	829,767	905,095
LTM Core adjusted EBITDA from continuing operations(1)	$533,400	$496,820

Net leverage ratio	1.56	1.82

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended June 30, 2015 and December 31, 2014 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the six months ended June 30, 2015	$269,755
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 (1)	496,820
Less: Core adjusted EBITDA from continuing operations for the six months ended June 30, 2014	(233,175)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended June 30, 2015	$533,400

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 is obtained from our Form 8-K filed on May 8, 2015 for the period ended December 31, 2014, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2014.

©2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

NASDAQ:OUTR Exhibits 2015 Q2 Prepared Remarks July 30, 2015

Exhibit 1: 2015 Full-Year Guidance
As of July 30, 2015
Revenue by Segment
($MM)
Redbox
$1,850
–
$1,925
Coinstar
$313
–
$318
ecoATM
$100
–
$110
TOTAL
$2,263
–
$2,353
Consolidated –
Other
Core adjusted EBITDA from
continuing operations
1
($MM)
$481
–
$515
Core diluted EPS from
continuing operations
1,2
$8.12
–
$9.12
Average diluted shares
outstanding
2
(MM)
17.9
–
18.0
Estimated effective tax rate
35.5% –
37.5%
Free cash flow
1
($MM)
$231
–
$271
Capital Expenditures
($MM)
Redbox
$15
–
$20
Coinstar
$16
–
$20
ecoATM
$25
–
$34
Corporate
$26
–
$33
TOTAL
$82
–
$107
Net Kiosk Installations by Segment
Redbox (U.S.)
3
(1,000) –
(1,900)
Coinstar
0
–
(100)
ecoATM
400
–
500
See Appendix A for a discussion of Non-GAAP Financial Measures and Core and Non-Core Results
Excludes the impact of potential share repurchases for the remainder of 2015
Does not include kiosks removed as a result of the shutdown of Redbox Canada operations
1
2
3
© 2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.

Box Office
2
(MM)
2
3
1
2
3
0
6
2
1
0
1
Exhibit 2: 2015 Q3 Redbox Release Schedule
1 Q3 2015 data estimated
2
Includes titles with total North American box office greater than $5MM
Q3 2015
1
Q3 2014
Box Office
2
Titles
Box Office
2
Titles
Total
$1.33Bn
25
$2.48Bn
33
July
$438.3MM
11
$984.9MM
12
August
$442.3MM
7
$774.6MM
11
September
$452.7MM
7
$720.2MM
10
2
As of July 30, 2015
2
# of new releases =
$0
$50
$100
$150
$200
$250
7/7
7/14
7/21
7/28
8/4
8/11
8/18
8/25
9/1
9/8
9/15
9/22
9/29
© 2015 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered, or distributed without the express written consent of Outerwall Inc.